Exhibit 21.1

ADDvantage Technologies Group, Inc.

Subsidiaries

ADDvantage Acquisition Corporation, an Oklahoma corporation

Tulsat LLC, an Oklahoma limited liability company

Tulsat–Atlanta LLC, a subsidiary of Tulsat, an Oklahoma limited liability company

ADDvantage Technologies Group of Nebraska, Inc. (dba “Tulsat–Nebraska”), a Nebraska corporation

ADDvantage Technologies Group of Texas (dba “Tulsat–Texas”), a Texas corporation

ADDvantage Technologies Group of Missouri, Inc. (dba “ComTech Services”), a Missouri corporation

NCS Industries, Inc., a Pennsylvania corporation

Nave Communications Company, a Maryland corporation